Exhibit 5
                                   May 5, 1995


Inland Steel Industries, Inc.
30 West Monroe Street
Chicago, Illinois  60603

      Re:  Common Stock, $1.00 par value per share
           _______________________________________


Ladies and Gentlemen:

     We have acted as counsel to Inland Steel Industries, Inc., a Delaware corporation (the "Company"), in connection with the corporate proceedings taken relating to the contribution of 3,946,385 shares (the "Shares") of the Company's Common Stock, $1.00 par value per share, to the Inland Steel Industries Pension Plan (the "Plan"). We have also participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933 of a registration statement on Form S-3 (the "Registration Statement") relating to the resale of the Shares by the Plan. In this connection, we have examined such corporate and other records, instruments, certificates and documents as we considered necessary to enable us to express this opinion.

     Based on the foregoing, it is our opinion that the Shares have been duly authorized and delivered and are validly issued, fully paid and non-assessable by the Company.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Validity of Shares."

                                       Very truly yours,

                                       /s/ MAYER, BROWN & PLATT

                                       MAYER, BROWN & PLATT